Exhibit 107

Calculation of Filing Fee Table1

424(b)(2)
(Form Type)

The Estée Lauder Companies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.375% Senior Notes due 2028	Rule 456(b) and Rule 457(r)	$700,000,000	99.897%	$699,279,000	0.00011020	$77,060.55
Fees to Be Paid	Debt	4.650% Senior Notes due 2033	Rule 456(b) and Rule 457(r)	$700,000,000	99.897%	$699,279,000	0.00011020	$77,060.55
Fees to Be Paid	Debt	5.150% Senior Notes due 2053	Rule 456(b) and Rule 457(r)	$600,000,000	99.455%	$596,730,000	0.00011020	$65,759.65
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$1,995,288,000		$219,880.75
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$219,880.75

1 The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on May 20, 2021 (File No. No. 333-256336).